Exhibit 99.2

PENTON STOCKHOLDERS ELECT DIRECTORS, APPROVE ACCOUNTANTS

CLEVELAND, OH – July 19, 2005 – Penton Media, Inc. (OTCBB: PTON) a diversified business-to-business media company, said that stockholders at today’s annual meeting elected five directors and approved the selection of PricewaterhouseCoopers LLP as independent accountants for Penton.

Elected directors were:

-	Mr. Adrian Kingshott, managing director, Amaranth Advisors (investment advisors) for a one-year term expiring in 2006;

-	Mr. Harlan A. Levy, partner, Boies, Schiller & Flexner, LLP (attorneys at law) for a two-year term expiring in 2007; and

-	Messrs. R. Douglas Greene, Royce Yudkoff and David B. Nussbaum, for a three-year term expiring in 2008. Mr. Greene is director and chief executive officer, New Hope Group, LLC (management and development company operating media, entertainment and real estate properties). He has been a Penton director since 1999. Mr. Yudkoff has been non-executive chairman of the Board of Penton since June 2004 and is managing partner, ABRY Partners, LLC (media-focused private equity investment firm). Mr. Nussbaum has been chief executive officer of Penton since June 2004 and has held senior management roles with the Company since 1998. He was appointed a Penton director in July 2004.

ABOUT PENTON MEDIA
Penton Media (www.penton.com) is a diversified business-to-business media company that provides high-quality content and integrated marketing solutions to the following industries: aviation; design/engineering; electronics; food/retail; government/compliance; business technology/enterprise IT; hospitality; manufacturing; mechanical systems/construction; health/nutrition and natural and organic products; and supply chain. Founded in 1892, Penton produces market-focused magazines, trade shows, conferences and online media, and provides a broad range of custom media and direct marketing solutions for business-to-business customers worldwide.

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